EXHIBIT I


                           CONFIDENTIALITY AGREEMENT









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                  CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

     THIS CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (the "Agreement") is made and entered into as of October 21, 1996, by and between Applied Materials, Inc. ("Buyer"), a corporation organized under the laws of the State of Delaware, and Opal, Inc. ("Orion"), a company organized under the laws of the State of Delaware, with reference to the following facts:

                                   RECITALS

     A. WHEREAS, Buyer and Orion intend to enter into discussions and transfer information regarding the possible acquisition by Buyer of the share capital of Orion (the "Proposed Share Acquisition"); and

     B. WHEREAS, in the course of the discussions, Buyer and Orion may disclose or may have disclosed to one another, orally or in writing, certain confidential and proprietary technical, financial and business information; and

     C. WHEREAS, Buyer and Orion wish to provide for the confidential treatment of their discussions and written disclosures regarding the Proposed Share Acquisition and all information related thereto.

                                   AGREEMENT

     NOW THEREFORE, the parties mutually agree to the following:

     1. For the purpose of this Agreement, "Confidential Information" shall mean (a) the existence or status of, or any other information relating to, the discussions between Buyer and Orion (directly or through representatives) relating to the Proposed Share Acquisition, and (b) any information or materials disclosed by Buyer or Orion (in which case such party shall be considered the "Disclosing Party") or by any directors, employees, representatives, agents or professional advisors of the Disclosing Party, to the other party (in which case such other party shall be considered the "Recipient") or to any directors, employees, representatives, agents or professional advisors of the Recipient, relating to the financial and business information of the Disclosing Party or the design, development, manufacturing or marketing of the Disclosing Party's products or services, or otherwise to the business or technology of the Disclosing Party; provided, however, that any oral information disclosed to the Recipient by the Disclosing Party must be identified in writing to the Recipient as confidential within 30 days following such disclosure in order for such oral information to be deemed "Confidential Information" hereunder.

     2. Subject to Section 3 hereof, Recipient agrees to hold in confidence and not to reveal, report, publish, disclose or transfer, directly or indirectly, any of the Confidential Information of the Disclosing Party (including, without limitation, the Confidential Information referenced in clause (a) of Section 1 above, as to which information both parties shall be considered the "Recipient") to any third party or use any of the Confidential Information of the

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Disclosing party for any purpose at any time except as necessary to evaluate and implement the Proposed Share Acquisition; provided that the Recipient may disclose the Confidential Information referenced in clause (a) of Section 1 above to the extent it reasonably deems necessary in order to comply with securities laws and/or stock exchange regulations; and provided further that the Recipient shall, if practicable within the context of applicable legal and stock exchange requirements, give the Disclosing Party prompt prior notice and first allow the Disclosing Party reasonable time to comment on the Confidential Information the Recipient proposes to disclose prior to its disclosure and, if permitted by law, stock exchange regulations and if practicable within the context of applicable legal and stock exchange requirements, use reasonable efforts to accept the good faith comments of the other party. Confidential Information referenced in clause (b) of Section 1 above shall remain the sole property of the Disclosing Party. At the request of the Disclosing Party, Recipient will promptly return to the Disclosing Party all Confidential Information of the Disclosing Party referenced in
Section 1 above that is in tangible form, including any copies, and, with respect to abstracts or summaries of Confidential Information that Recipient may have made, Recipient will destroy such abstracts or summaries and will provide a written declaration from an authorized officer of the Recipient certifying to the Disclosing Party that it has done so.

     3. Recipient agrees to be responsible for the conduct of its directors, employees, representatives, agents and professional advisors regarding the confidentiality and use of the Confidential Information. In furtherance and not in limitation thereof, Recipient agrees that without the written consent of the Disclosing Party, disclosure of or access to the Confidential Information shall be permitted only to the directors, key employees, representatives, agents and professional advisors of Recipient who have a need to know in connection with the Proposed Share Acquisition, and who have agreed to hold such information in confidence and to comply with all of the requirements of Section 2 above. Notwithstanding anything contained herein to the contrary, Confidential Information referenced in clause (a) of Section 1 above may be disclosed by Buyer to the directors, key employees and professional advisors of Orbot Instruments Ltd. who have a need to know such Confidential Information in connection with Buyer's possible acquisition of Orbot Instruments Ltd.'s share capital and who have agreed to hold such information in confidence and not to use such information for any purpose except in connection with such possible acquisition. Orion agrees that information disclosed to it by Buyer as to the existence or status of, or any other information relating to, the discussions between Buyer and Orbot Instruments Ltd. shall be considered "Confidential Information" under clause
(a) of Section 1 above and treated as such hereunder.

     4. Because of the unique confidential, proprietary and valuable nature of the Confidential Information, Recipient understands and agrees that in the event Recipient fails to comply with Recipient's obligations under Section 2 and 3 above the monetary damages may be inadequate to compensate the Disclosing Party for such failure. Accordingly, Recipient agrees that the Disclosing Party will, in addition to any other remedies available to it by law or in equity, be entitled to seek injunctive relief to enforce the terms of Sections 2 and 3 above.

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     5. Notwithstanding Section 2, Confidential Information shall not include any information which (a) at the time of its disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure by the Recipient or its directors, employees, representatives, agents or professional advisors in violation of this Agreement, (b) was or becomes available to the Recipient, on a nonconfidential basis from a source other than the Disclosing Party without, to the knowledge of the Recipient, a duty to the Disclosing Party having been breached, or (c) is shown by written record to have been independently acquired or developed by Recipient without violating this Agreement. If the Recipient or any of its directors, employees, representatives, agents or professional advisors becomes legally compelled to disclose any Confidential Information, Recipient shall provide the Disclosing Party with prompt written notice of such required disclosures so that the Disclosing Party may seek a protective order or other appropriate remedy and/or may waive compliance with the confidentiality obligations hereof. In the event that such protective order or other remedy is not obtained, or that compliance is waived, Recipient shall disclose the minimum amount of Confidential Information legally required and shall use its best efforts to obtain assurance that confidential treatment will be accorded such information.

     6. So long as discussions are taking place with respect to the Proposed Share Acquisition, Buyer shall not initiate contact with any officer, employee or agent of Orion regarding its business, operations, prospects or finances, except with the express written permission of Orion and except that Buyer shall have the right to initiate contact with Messrs. Henry Schwarzbaum, Avner Hermoni and Israel Niv without such permission. It is understood that Henry Schwarzbaum will arrange for appropriate contacts for due diligence purposes, which contacts shall include Messrs. Hermoni and Niv. Buyer shall submit or direct all requests for additional information, requests for facility tours or management meetings and discussions or questions regarding procedures, to Mr. Schwarzbaum. So long as active discussions between the parties regarding the Proposed Share Acquisition are being conducted, Orion agrees to promptly provide any information reasonably requested by Buyer in connection with Buyer's consideration of the Proposed Share Acquisition.

     7. This Agreement shall be binding upon and inure to the benefit of the parties, their subsidiaries, and their respective successors. No assignment of this Agreement may be made by Recipient without the prior written consent of the Disclosing Party, which consent may be withheld or granted in the Disclosing Party's sole discretion.

     8. Any communications, transmissions, correspondences or notices shall be in writing, sent by hand delivery or postage prepaid, certified mail or by telecopier, to the authorized representative of each party at the address set forth below, or to such other address as to which notice is given in accordance with this provision. Notices shall be deemed received seven business days after mailing certified mail, or upon receipt if given by hand or by telecopier.

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            If to Buyer:

                  Applied Materials, Inc.
                  3050 Bowers Avenue
                  Santa Clara, California  95054-3299
                  U.S.A.
                  Attention:  Joseph J. Sweeney
                  Facsimile No. (408) 563-4635
                  Confirmation No.  (408) 748-5420

            If to Orion:

                  Opal, Inc.
                  c/o Opal Technologies Ltd.
                  Industrial Zone B
                  Nes Ziona, 70451
                  Israel
                  Attention:  Henry Schwarzbaum
                  Facsimile No. (International) 972 (8) 940-5683
                  Confirmation No. (International) 972 (8) 938-3524

            With a copy to:

                  Thomas P. Storer, P.C.
                  Goodwin, Procter & Hoar  LLP
                  Exchange Place
                  Boston, Massachusetts  02109

     9. The parties hereto are independent contractors and nothing herein shall be construed as creating any agency, joint venture, partnership or other form of business association between the parties.

     10. (a) The obligations of Buyer and Orion under this Agreement shall be governed by New York law applicable to contracts fully executed and performed in New York, without regard to the principles of conflicts of laws thereof.

          (b) This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings regarding the subject matter hereof, whether oral or written.

          (c) In the event that any provision hereof or any obligation hereunder is found invalid or unenforceable pursuant to a judicial decree or decision, any such provision or obligation shall be deemed and construed to extend to and only to the maximum extent permitted by law, and the remainder of this Agreement shall remain valid and enforceable according to its terms.

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          (d) Obligations hereunder shall apply to any item of Confidential
     Information for a period of three (3) years following its disclosure to Recipient by the Disclosing Party, and with respect to the Confidential Information referenced in clause (a) of Section 1 above, for a period of one (1) year from the date hereof, subject to any longer period of confidentiality to which the Disclosing Party is bound by agreement with a third party.

          (e) Failure to exercise or delay in exercising any remedy hereunder shall not be deemed a waive thereof.

          (f) Each party represents that this Agreement is being signed by a duly authorized officer.

          (g) The parties intend to be mutually bound hereunder and understand and agree that each of them is subject to all of the obligations of the "Recipient" hereunder with respect to the Confidential Information referenced in clause (a) of Section 1 of this Agreement and with respect to the Confidential Information of the other party reference in clause
     (b) of Section 1 above.

          (h) This Agreement may be signed in counterparts, each of which shall for all purposes be deemed as original, and together shall constitute one and the same instruments.

          IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first written above.

APPLIED MATERIALS, INC.                   OPAL, INC.

By: /s/ Joseph J. Sweeney                By: /s/ Henry Schwarzbaum
   -------------------------------           ---------------------------------
Title: Vice President                     Title: Chief Financial Officer
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                                           By: /s/ Rafi Yizhar
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                                           Title: Chief Executive Officer
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